Exhibit 3.2.85

CERTIFICATE OF INCORPORATION

OF

PARSIPPANY THEATRE CORP.

THIS IS TO CERTIFY, that we, Victor Gonzalez, Florence _________ and Gertrude Siegel do hereby associate ourselves into a corporation under and by virtue of Title 14 of the Revised Statutes, and do severally agree to take the number of shares of capital stock set opposite our respective names.

FIRST: The name of the corporation is PARSIPPANY THEATRE CORP.

SECOND: The location of the principal office in this State is at No. 1428 Route 23, in the Township of Wayne, County of Passaic.

THIRD: The name of the agent therein and in charge thereof upon whom process against this corporation may be served is Charles E. Miller.

FOURTH: The objects for which and for each of which the corporation is formed are:

To engage generally in any and all branches of the general theatrical business including but not limited to radio, television, stage, and motion pictures; to own, lease or otherwise acquire and to manage, operate, and control theatres and other places of amusement and entertainment; to own, lease or otherwise acquire, and to manage, operate and control radio, telegraph, telephone, radio broadcasting, and telecasting systems or stations and any other means of communication, whether now known or hereafter discovered or invented; to carry on a general theatrical and amusement business and every branch thereof or every business connected therewith; and to carry on any other business of a similar or related nature or capable of being conveniently carried on in connection with the foregoing or calculated directly or indirectly to enhance the value of the property or rights of the corporation.

IN FURTHERANCE, and not in limitation, of the general powers conferred by the laws of the State of New Jersey, and of the objects and purposes as hereinabove stated, it is hereby expressly provided that the corporation shall have also, subject to the limitations imposed by the laws of the State of New Jersey, the following powers, that is to say:

(a) To do any or all things herein set forth as objects, purposes, powers or otherwise, to the same extent and as fully as natural persons might or could do, as principals, agents, contractors or otherwise.

(b) To make, enter into, perform, carryout or sublet contracts for all kinds of work.

(c) To purchase, hold and reissue the shares of its capital stock.

(d) To conduct its business in all its branches and to have one or more offices and to hold, lease, purchase, mortgage and convey real and personal property, both within the State of New Jersey, and in all other States, Territories, Possessions and Dependencies of the United States, the District of Columbia and in all foreign countries.

(e) To acquire the goodwill, business, right and property of all kinds, and to assume or undertake the whole or any part of the liabilities of any person, firm, association or corporation, and to pay for the same in cash, stock of this corporation, bonds or otherwise.

(f) To apply for, obtain, register, purchase, lease or otherwise acquire, and to hold, own, use, operate, introduce and sell, assign, or otherwise operate or dispose of, any and all trademarks, trade names and distinctive marks, copyrights, and all inventions, improvements and processes used in connection with or secured under Letters Patent of the United States or elsewhere, or in respect of, or otherwise turn to account any such trademarks, patents, licenses, concessions, processes and the like, or any such property, rights and information so acquired, and with a view of the working and development of the same, to carry on any business, whether mining, manufacturing or otherwise, which the corporation may think calculated directly or indirectly to effectuate these objects.

(g) To purchase, lease, exchange, hire or otherwise acquire, any and all rights, privileges, permits or franchises suitable or convenient for any of the purposes of its business, to erect and construct, make and improve, or aid or subscribe towards the construction making and improvement of mills, factories, storehouses, stores, buildings, roads, docks, piers __________ and works of all kinds.

(h) To make and enter into contracts for any lawful purpose with any individual, film, association, corporation, private, public or municipal, body politic and with the government of the United States, or of any State, Territory, District, Possession or Dependency thereof, or of any foreign country.

(i) To take, make, execute or enter into, commence, carry on, prosecute and defend all contracts, agreements and negotiations, legal and other proceedings, compromises, arrangements and schemes.

(j) To borrow or raise money for any purposes of the company and to secure the same and interest, or for any other purpose, to mortgage all or any part of the property, corporeal or incorporeal, rights or franchises now owned or hereafter acquired, and to create, issue, draw and accept negotiable bonds and mortgages, bills of exchange, promissory notes or other obligations or negotiable instruments.

(k) To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive or expedient for the protection of the business property or rights of the corporation and in general to carry on any business, whether manufacturing, mining or otherwise.

It is the intention that the objects, purposes and powers specified and clauses contained in this Fourth paragraph shall, except where otherwise expressed in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause of this or any other paragraph in this certificate, but that the objects, purposes and powers specified in each of the clauses of this paragraph shall be regarded as independent objects, purposes and powers.

FIFTH: The total authorized capital stock of this corporation is 2,500 shares of common stock without nominal or par value.

All or any part of said shares of common stock, without nominal or par value, may be issued by the corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors, as provided by law.

SIXTH: The names and post-office address of the incorporators and the number of shares subscribed for by each, the aggregate of which (30 shares) is the amount of capital stock with which this company will commence business, are as follows:

Name	Address	Number of Shares
Victor Gonzalez	135 Broad Avenue Leona, New Jersey	10

Florence Litzky	1900 Quentin Road Brooklyn, New York	10

Gertrude Siegel	2015 Craston Avenue Bronx, New York	10

SEVENTH: The period of existence of this corporation is unlimited.

EIGHTH: The corporation may use and apply its surplus earnings or accumulated profits to the purchase or acquisition of * * * * * * * * * * * * * * * * * * * * * *

property and to the purchase or acquisition of its own capital stock from time to time, to such extent and in such manner, and upon such terms as its Board of Directors shall determine; and neither the property nor the capital stock purchased and acquired shall be regarded as profits for the purpose of declaration or payment of dividends, unless otherwise determined by a majority of the Board of Directors.

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by statutes, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH: (a) THE BOARD OF DIRECTORS shall have the power: to hold meetings outside of the State of New Jersey; to appoint an Executive Committee from among its members, which Committee may exercise the power of directors in the management of the business, affairs and property of this corporation during the intervals between the meetings of the Board; to make and alter by-laws of the corporation to determine whether and to what extent, at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders and no stockholder shall have any right to inspect any account, record, book or document of the corporation except as conferred by statute of the State of New Jersey or as authorized by the Board of Directors; to fix and determine from time to time, and to vary, the amount of the working capital of the corporation and to appropriate or set apart reserves for any corporate purpose; to determine whether any, and if any, what part of any, surplus or net profits shall be declared and paid to stockholders in dividends to direct and determine the use and disposition of any surplus or net profits over and above the capital of the corporation; and to provide for furnishing to all or a part of it officers or employees, wholly or in part at the expense of the corporation, of insurance against accident, illness or death, pensions, annuity or other benefits during old age or disability, or upon retirement or other provision for their relief or general welfare.

(b) No contract or other transaction between this corporation and any other corporation in which any of the directors of this corporation are pecuniarily or otherwise interested or of which any of the directors of this corporation are directors, officers or stockholders, and no contract or other transaction between this corporation and any director individually or any firm of which any director may be a member, and no contract or other transaction of this corporation in which any director may in any other manner be pecuniarily or otherwise interested, shall be in any way affected or invalidated by the fact of such interest, provided, that the fact of such interest shall be disclosed and shall have been known to the Board of Directors or a majority thereof; and any director of the corporation who has any such interest in any such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board of Directors at which such contract or transaction may be authorized or approved or ratified and may vote thereat to authorize or approve or ratify the same with like force and effect as if he did not have such interest, provided, that at least a majority of the Directors not having any such interest in the contract or transaction shall also vote to authorize the same.

TENTH: Each officer and director of the corporation made or threatened to be made a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any such director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate was a director or officer of the corporation or served such other corporation in any capacity shall be indemnified by the corporation against judgments, fines, amounts paid in settlement and reasonable expenses including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and in criminal actions or proceedings, in addition, had no reasonable cause to believe his conduct was unlawful.

ELEVENTH: Each stockholder of record having a right to vote shall at any meeting of the Stockholders be entitled to one vote for each share of stock registered in his name on the books of the corporation.

IN WITNESS WHEREOF, we have hereunto set our hands and seals the 5th day of November, A. D. One Thousand Nine Hundred and Sixty-four.

/s/ VICTOR GONZALEZ	L. S.
Victor Gonzalez

/s/ FLORENCE LITZKY	L. S.
Florence Litzky

/s/ GERTRUDE SIEGEL	L. S.
Gertrude Siegel

Signed, sealed and delivered in the presence of:

/s/ SEYMOUR H. SMITH

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

BE IT REMEMBERED, That on this 5th day of November, 1964, before me, a notary public, personally appeared, Victor Gonzalez, Florence Litzky and Gertrude Siegel, who I am satisfied are the persons named in and who executed the foregoing certificate, and I having first made known to them the contents thereof, they did each acknowledge that they signed, sealed and delivered the same as their voluntary act and deed, for the uses and purposes therein expressed.

/S/ SEYMOUR H. SMITH
SEYMOUR H. SMITH
ROTARY PUBLIC, STATE OF NEW YORK
No. 41-90___ __________
Term Expires March __, ____

[SEAL]

New Jersey Department of State

Division of Commercial Recording

Certificate of Amendment to the

Certificate of Incorporation

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3). Corporations, General of New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is: Parsippany Theatre Corporation

2. In accordance with Section 14A: 14-24 of the General Corporation Law of New Jersey, this Amendment of the Articles of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40478, confirmed and approved on March 1, 2002

3.	Article Five of the Certificate of Incorporation shall be amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

Dated this 21 day of March, 2002

BY:	/s/ BRYAN BERNDT
Bryan Berndt
Vice President